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                                                                    EXHIBIT 5


                   [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

October 1, 1997

Coho Energy, Inc.
14785 Preston Road, Suite 860
Dallas, Texas 75240

Ladies and Gentlemen:

       We have acted as counsel for Coho Energy, Inc., a Texas corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "462(b) Registration Statement") with respect to an additional $25,000,000 of 8-7/8% Senior Subordinated Notes Due 2007 (the "Notes") being offered by the Company.

       We have examined (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) a draft of an Indenture (the "Indenture"), between the Company and Marine Midland Bank, as Trustee, relating to the Notes, (iii) the Underwriting Agreement dated September 30, 1997, among the Company, Morgan Stanley & Co. Incorporated and Jefferies & Company, Inc., and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

       The 462(b) Registration Statement covering the offer and sale of the Notes is being filed with the Commission in connection with the proposed public offering described in the Company's Registration Statement on Form S-3 (Registration Number 333-33979), as amended, filed with the Commission.

       In connection with this opinion, we have assumed that (i) the 462(b) Registration Statement will have become effective and (ii) the Notes offered will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the 462(b) Registration Statement.

       Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, the Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other



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Coho Energy, Inc.
October 1, 1997
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law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the related Prospectus.


                                        Very truly yours,



                                        Fulbright & Jaworski L.L.P.